Exhibit 10.47

CONFIDENTIAL

MEMORANDUM OF UNDERSTANDING

This MEMORANDUM OF UNDERSTANDING (the “MOU”) is entered into as of June __, 2005, by and between SPACEHAB, Incorporated, a Washington corporation (the “Company”), and the person listed on the signature page hereto under the caption “Advisor” (the “Advisor”), with reference to the following facts:

A. The Company has previously issued $63,250,000 aggregate principal amount of its 8% Convertible Subordinated Notes due 2007 (the “Notes”);

B. The Advisor is a registered investment advisor who has been given discretionary authority by the beneficial owners (the “Beneficial Owners”) of the aggregate principal amount of the Notes set forth on the signature page hereto (the “Advisor Notes”) to sell, tender, exchange, transfer or otherwise dispose of the Advisor Notes;

C. The Company desires to refinance the Notes and has discussed on a confidential basis with the Advisor, or the Advisor’s representative, the potential terms of such a transaction;

D. The parties desire to set forth the terms that they have discussed in this MOU and the framework for the finalization of a binding transaction.

NOW, THEREFORE, in consideration of the foregoing premises and the covenants hereinafter contained, the parties hereto agree as follows:

1. Intent of the Company. The Company intends to commence a tender offer (the “Tender Offer”) for up to all of the Notes pursuant to which the Company will exchange each Note for a new note issued by the Company under a new indenture having terms substantially similar to the terms set forth on Schedule I attached hereto (the “New Notes”). In connection with the Tender Offer, the Company intends to solicit consents (the “Consent Solicitation”) from holders of the Notes to an amendment to the indenture under which the Notes were issued (the “Indenture”), such amendments having terms substantially similar to the terms set forth on Schedule II attached hereto (the “Proposed Amendments”).

2. Intent of the Advisor. Based upon the terms of the New Notes and Proposed Amendments having terms substantially similar to the terms that are attached hereto as Schedules I and II, the Advisor intends to, on behalf of the Beneficial Owners, (a) tender the Advisor Notes in the Tender Offer and (b) consent to the Proposed Amendments in the Consent Solicitation.

3. Notice. Each of the Company and the Advisor agrees to give notice to the other party in accordance with Section 5.5 upon such party’s decision to abandon, or to change its intentions with respect to, the transactions contemplated hereby. In addition, the Advisor agrees to give notice to the Company in accordance with Section 5.5 upon being instructed by any Beneficial Holder not to tender, or to withdraw the tender of, any Advisor Notes or upon any such Beneficial Owner terminating the authority of the Advisor to tender the Advisor Notes in the Tender Offer or consent to the Proposed Amendments in the Consent Solicitation.

4. Representations and Warranties of Advisor. The Advisor represents and warrants to the Company that the Advisor has the power of disposition, including the authority to tender the Advisor Notes in the Tender Offer and to consent to the Proposed Amendments in the Consent Solicitation, with respect to all Advisor Notes, subject only to the rights of the Beneficial Owners to give specific instructions to the Advisor concerning the disposition of the Advisory Notes or to terminate such power of disposition. The Advisor is not the beneficial owner of any Notes.

5.	Miscellaneous.

5.1.	Governing Law. This MOU shall be governed in all respects by the internal laws of the State of Texas without regard to principles of conflicts of law or choice of law.

5.2.	Relationship of the Parties. The parties shall not be deemed to be in a relationship of partners or joint ventures by virtue of this MOU nor shall either of them be deemed to be an agent, representative, trustee or fiduciary of the other. Neither party shall have any authority to bind the other to any agreement.

5.3.	Fees and Expenses. Each party shall be responsible for its own fees and expenses incurred in connection with this MOU.

5.4.	Confidentiality. Until such time as this MOU or its subject matter is or becomes generally available to the public other than as a result of a disclosure by the Advisor in violation of the provisions of this MOU, this MOU and the subject matter hereof will be held in confidence and not disclosed by the Advisor to any person, including any Beneficial Owner, except that the Advisor may disclose this MOU and its subject matter to the Advisor’s affiliates, directors, officers, employees, representatives or agents (including without limitation, attorneys, consultants and financial advisors) who, in the Advisor’s reasonable judgment, need to know of this MOU and its subject matter, are informed of its confidential nature, and either agree in writing to be bound by the terms of this MOU or are otherwise bound by confidentiality obligations at least as restrictive as those contained herein. The Advisor expressly acknowledges and agrees that the Company may disclose this MOU or the subject matter hereof, including, without limitation, the Advisor’s consent as expressed in Section 2 above, in the materials that the Advisor prepares, distributes or otherwise uses in connection with the Tender Offer and Consent Solicitation, including, without limitation, registration statements, prospectuses, tender offer materials and press releases, and as otherwise required by applicable securities and other laws.

5.5.	Binding Nature. This MOU neither constitutes nor should be construed as evidence of a binding agreement with respect to Sections 1 and 2 of this MOU. Either party may, upon at least one (1) business day’s prior written notice to the other party, discontinue its obligations with respect to the transactions contemplated hereby and abandon such transactions or change its intentions at any time. Notwithstanding anything contained in this Section 5.5, the provisions of Sections 3, 4 and 5 of this MOU shall be legally binding upon and enforceable against each of the parties.

5.6.	Entire Agreement and Amendments. This MOU represents the entire agreement and understandings between the parties concerning the Tender Offer and Consent Solicitation and the other matters described therein and supersedes and replaces any and all prior agreements and understandings. This MOU may only be amended in writing signed by the Company and by the Advisor.

5.7.	Notices. All notices, requests and other communications hereunder shall be in writing and shall be deemed to have been duly given at the time of receipt if delivered by hand, by reputable overnight courier or by facsimile transmission (with receipt of successful and full transmission) to the applicable parties hereto at the address stated on the signature pages hereto or if any party shall have designated a different address or facsimile number by notice to the other party given as provided above, then to the last address or facsimile number so designated.

5.8.	Counterparts. This MOU may be executed in one or more counterparts each of which shall be deemed an original and all of which together shall constitute one instrument. Facsimile signatures shall constitute original signatures.

[SIGNATURE PAGE FOLLOWS]

COMPANY’S SIGNATURE PAGE TO MOU

IN WITNESS WHEREOF the parties have executed this MOU on the date set forth below.

Dated: June 9, 2005	SPACEHAB, INCORPORATED

	By:	/s/ Brian K. Harrington

	Name:	Brian K. Harrington

	Its:	Senior Vice President and Chief Financial Officer

Notice Address:
SPACEHAB, Incorporated 12130 Highway 3 Building 1 Webster, Texas 77598 Attn: Chief Financial Officer	With a copy to: Haynes and Boone LLP 1221 McKinney, Suite 2100 Houston, Texas 77010 Attn: Arthur S. Berner

HOLDER’S SIGNATURE PAGE TO MOU

“Advisor”

Dated: June 8, 2005	SMH Capital Advisors, Inc.
Advisor Name

	By:	/s/ Dwayne A. Moyers

	Name:	Dwayne A. Moyers

	Its:	Chief Investment Officer

Aggregate Principal Amount Notes Under Management:		$40,259,000

SCHEDULE I

Proposed Terms of New Notes

(See Attached Form of Description of Notes)

SCHEDULE II

Proposed Amendments

Section 5.01(5) of the Indenture, which currently provides:

“5. a default under any bonds, debentures, notes or other evidences of indebtedness for money borrowed by the Company or a Subsidiary or under any mortgages, indentures or instruments under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company or a Subsidiary, whether such indebtedness now exists or shall hereafter be created, other than under a Non-Recourse Obligation, which indebtedness, individually or in the aggregate, has a principal amount outstanding in excess of U.S.$3,000,000, which default shall constitute a failure to pay any portion of the principal of such indebtedness when due and payable after the expiration of any applicable grace or cure period with respect thereto or shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled, within a period of 10 days after there shall have been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of the Outstanding Securities a written notice specifying such default and requiring the Company to cause such indebtedness to be discharged or cause such acceleration to be rescinded or annulled and stating that such notice is a “Notice of Default” hereunder; or”

shall be amended and restated in its entirety to read as follows:

“5. [Intentionally omitted]; or”